FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES
SECOND QUARTER
2012 RESULTS

Contact: Melissa Plaisance (925) 467-3136
Christiane Pelz (925) 467-3832

Pleasanton, CA -July 19, 2012

Results From Operations
Safeway Inc. today reported income from continuing operations of $121.7 million ($0.50 per diluted share) for the second quarter of 2012 compared to $146.0 million ($0.41 per diluted share) in the second quarter of 2011.

“Identical-store sales, excluding fuel, increased 0.8% in the second quarter of 2012,” said Steve Burd, Chairman and CEO. “We are encouraged to see that our volume trends are improving as inflation has eased, and we are pleased to see market share gains in the grocery channel and a slight gain in market share in all food-related channels,” added Burd. “We expect continued momentum as participation grows in our just for U™ loyalty program that is now available in all U.S. divisions and as we enhance our fuel rewards programs and expand our health and wellness initiatives.”

Sales and Other Revenue
Sales and other revenue increased 1.9% to $10.4 billion in the second quarter of 2012 from $10.2 billion in the second quarter of 2011, primarily due to higher fuel sales and an identical-store sales increase of 0.8%, excluding fuel, partly offset by a lower Canadian exchange rate.

Gross Profit
Gross profit declined 73 basis points to 26.27% of sales in the second quarter of 2012 compared to 27.00% of sales in the second quarter of 2011. Excluding the 47 basis-point impact from fuel sales, gross profit declined 26 basis points due primarily to increased advertising and costs incurred to launch our just for U loyalty program, partly offset by lower LIFO expense.

Operating and Administrative Expense
Operating and administrative expense decreased 39 basis points to 23.89% of sales in the second quarter of 2012 from 24.28% of sales in the second quarter of 2011. Excluding the 22 basis-point impact of higher fuel sales, operating and administrative expense margin decreased 17 basis points, primarily due to lower labor expense, partly offset by the launch costs of just for U and several individually immaterial items.

Interest Expense
Interest expense increased to $73.5 million in the second quarter of 2012 from $61.5 million in the second quarter of 2011 because of higher average borrowings, partly offset by lower average interest rates.

Income Taxes
Income tax expense was 31.5% of pre-tax income in the second quarter of 2012 compared to 33.3% in the second quarter of 2011. The income tax rate was lower in the second quarter of 2012 due to individually immaterial items. The tax rate is expected to be approximately 33.5% for the remainder of 2012.

Discontinued Operations
In January 2012, Safeway announced the planned sale or closure of 27 Genuardi's stores, including the sale of 16 Genuardi's stores to Giant Food Stores, LLC ("Giant"). In the first quarter of 2012, Safeway closed three of the Genuardi's stores and incurred impairment and lease exit losses of $14 million ($8.6 million, net of tax). In the second quarter of 2012, Safeway sold three Genuardi's stores for $6.9 million and recorded a gain of $2.0 million ($1.2 million after tax).

In the third quarter of 2012, Safeway completed and recorded the sale of 16 Genuardi's stores to Giant for a pre-tax gain of $85 million and cash proceeds of $111 million. Safeway expects to close or dispose of the remaining five Genuardi's stores in 2012 for an estimated pre-tax loss of approximately $18 million and cash payments of approximately $6 million.

24-Week Results
Income from continuing operations increased to $203.3 million ($0.79 per diluted share) in the first 24 weeks of 2012 from $171.2 million ($0.48 per diluted share) in the first 24 weeks of 2011 primarily due to the $80.2 million ($0.22 per diluted share) tax expense on repatriated earnings from Canada recorded in the first quarter of 2011. Excluding this charge, income from continuing operations would have been $251.4 million ($0.70 per diluted share) in the first 24 weeks of 2011.

The gross profit margin was 26.55% in the first 24 weeks of 2012 compared to 27.26% in the first 24 weeks of 2011. Operating and administrative expense margin was 24.41% of sales in the first 24 weeks of 2012 compared to 24.78% in the first 24 weeks of 2011.

Cash Flow
Net cash flow used by operating activities was $90.8 million in the first 24 weeks of 2012 compared to net cash flow provided by operating activities of $187.6 million in the first 24 weeks of 2011. This change was largely due to the higher use of cash for working capital in 2012, which was driven primarily by inventory, net of payables, and the settlement of Blackhawk payables, partly offset by lower pension contributions.

Net cash flow used by investing activities increased to $464.9 million in the first 24 weeks of 2012 from $405.3 million in the first 24 weeks of 2011 primarily due to higher capital expenditures, partly offset by increased proceeds from the sale of properties in 2012.

Net cash flow provided by financing activities was $80.0 million in the first 24 weeks of 2012 compared to a use of cash of $429.5 million in the first 24 weeks of 2011. This change was due primarily to higher net proceeds from borrowings in 2012, partly offset by a higher level of stock repurchases in 2012.

Capital Expenditures
Safeway invested $219.2 million in capital expenditures in the second quarter of 2012, while opening one new Lifestyle store and completing one Lifestyle remodel. Safeway also closed 10 stores, including three Genuardi's stores sold during the quarter. For the year, Safeway expects to invest approximately $900 million in capital expenditures to open approximately 10 new Lifestyle stores, complete approximately 10 Lifestyle remodels, refurbish in-store pharmacies and develop properties through our wholly owned subsidiary, Property Development Centers LLC.

Stock Repurchases
During the second quarter of 2012, Safeway purchased 11.6 million shares of its common stock at an average cost of $20.78 per share and a total cost of $240.4 million (including commissions). The remaining board authorization for stock repurchases at quarter-end was approximately $0.8 billion.

Guidance
Safeway's guidance for 2012 remains at $1.90 to $2.10 earnings per diluted share, nonfuel ID sales growth of 1% to 2%, operating profit margin change, excluding fuel, of negative five basis points to positive five basis points, and free cash flow of $850 million to $950 million.

About Safeway
Safeway Inc. is a Fortune 100 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,666 stores in the United States and Canada. The company's common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call
Safeway's investor conference call discussing second-quarter results will be broadcast live over the internet at www.safeway.com/investor_relations at 8:00 a.m. PT on July 19, 2012. Click on Upcoming Events to access the call. A replay will be available via webcast for approximately one week following the conference call.
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This press release and related conference call contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, earnings per share, sales growth, profit margins, income tax rate, free cash flow, store dispositions, capital expenditures and Lifestyle stores. Forward-looking statements are indicated by words or phrases such as “guidance,” “believes,” “expects,” “anticipates,” “estimates,” “plans,” “continuing,” “ongoing,” and similar words or phrases and the negative of such words and phrases. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, and which could cause actual results to differ materially from those included in or contemplated or implied by the forward-looking statements. Such risks and uncertainties include the following: general business and economic conditions in our operating regions, including the rate of inflation or deflation, consumer spending levels, currency valuations, population, employment and job growth and/or losses in our markets; sales volume levels and price per item trends; pricing pressures and competitive factors, which could include pricing strategies, store openings, remodels or acquisitions by our competitors; results of our programs to control or reduce costs, improve buying practices and control shrink; results of our programs to increase sales; results of our continuing efforts to expand corporate brands; results of our programs to improve our perishables departments; results of our promotional programs; results of our capital program; results of our efforts to improve working capital; results of any ongoing litigation in which we are involved or any litigation in which we may become involved; the resolution of uncertain tax positions; the ability to achieve satisfactory operating results in all geographic areas where we operate; changes in the financial performance of our equity investments; labor costs, including benefit plan costs and severance payments, or labor disputes that may arise from time to time and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions or are scheduled to expire in the near future; failure to fully realize or delay in realizing growth prospects for existing or new business ventures, including our Blackhawk and Property Development Centers subsidiaries; legislative, regulatory, tax, accounting or judicial developments, including with respect to Blackhawk; the cost and stability of fuel, energy and other power sources; the impact of the cost of fuel on gross margin and identical-store sales; discount rates used in actuarial calculations for pension obligations and self-insurance reserves; the rate of return on our pension assets; the availability and terms of financing, including interest rates; adverse developments with regard to food and drug safety and quality issues or concerns that may arise; loss of a key member of senior management; data security or other information technology issues that may arise; unanticipated events or changes in real estate matters, including acquisitions, dispositions and impairments; adverse weather conditions and effects from natural disasters; performance in new business ventures or other opportunities that we pursue; and the capital investment in and financial results from our Lifestyle stores. We undertake no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaim any obligation to do so. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, as amended, subsequent Quarterly Report on Form 10-Q, and Current Reports on Form 8-K, for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per-share amounts)
(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 16, 2012	June 18, 2011	June 16, 2012	June 18, 2011

Sales and other revenue	$10,386.9	$10,196.4	$20,389.9	$19,968.4
Cost of goods sold	(7,657.9)	(7,443.4)	(14,975.7)	(14,524.3)
Gross profit	2,729.0	2,753.0	5,414.2	5,444.1
Operating and administrative expense	(2,481.8)	(2,476.0)	(4,977.2)	(4,947.9)
Operating profit	247.2	277.0	437.0	496.2
Interest expense	(73.5)	(61.5)	(145.0)	(127.2)
Other income, net	3.9	3.4	9.3	7.1
Income before income taxes	177.6	218.9	301.3	376.1
Income taxes	(55.9)	(72.9)	(98.0)	(204.9)
Income from continuing operations, net of tax	121.7	146.0	203.3	171.2
Gain (loss) from discontinued operations, net of tax	1.2	—	(7.5)	—
Net income before allocation to noncontrolling interests	122.9	146.0	195.8	171.2
Noncontrolling interests	(0.2)	(0.2)	(0.2)	(0.2)
Net income attributable to Safeway Inc.	$122.7	$145.8	$195.6	$171.0

Basic earnings (loss) per common share:
Continuing operations	$0.50	$0.42	$0.79	$0.48
Discontinued operations	0.01	—	(0.03)	—
Total	$0.51	$0.42	$0.76	$0.48
Diluted earnings (loss) per common share:
Continuing operations	$0.50	$0.41	$0.79	$0.48
Discontinued operations	0.01	—	(0.03)	—
Total	$0.51	$0.41	$0.76	$0.48
Weighted average shares outstanding:
Basic	239.5	350.8	255.5	358.4
Diluted	239.8	352.3	255.9	359.5

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except per-share amounts)
(Unaudited)

	June 16, 2012	Year-end 2011
ASSETS
Current assets:
Cash and equivalents	$252.5	$729.4
Receivables	613.8	652.1
Merchandise inventories	2,827.3	2,469.6
Prepaid expense and other current assets	413.0	335.7
Total current assets	4,106.6	4,186.8
Total property, net	9,527.4	9,637.6
Goodwill	468.6	469.8
Investment in unconsolidated affiliate	202.2	196.8
Other assets	565.8	582.6
Total assets	$14,870.6	$15,073.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of notes and debentures	$806.2	$811.3
Current obligations under capital leases	30.4	29.2
Accounts payable	2,471.6	2,917.0
Accrued salaries and wages	430.1	500.9
Deferred income taxes	61.1	61.2
Other accrued liabilities	662.3	718.7
Total current liabilities	4,461.7	5,038.3
Long-term debt:
Notes and debentures	5,658.0	4,165.0
Obligations under capital leases	407.1	404.7
Total long-term debt	6,065.1	4,569.7
Deferred income taxes	170.6	141.9
Pension and post-retirement benefit obligations	856.1	904.5
Accrued claims and other liabilities	724.7	730.1
Total liabilities	12,278.2	11,384.5

Stockholders' equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 605.2 and 604.5 shares issued	6.1	6.0
Additional paid-in capital	4,479.9	4,463.9
Treasury stock at cost: 365.7 and 307.9 shares	(9,119.5)	(7,874.4)
Accumulated other comprehensive loss	(47.0)	(61.5)
Retained earnings	7,266.5	7,149.1
Total Safeway Inc. equity	2,586.0	3,683.1
Noncontrolling interests	6.4	6.0
Total equity	2,592.4	3,689.1
Total liabilities and stockholders' equity	$14,870.6	$15,073.6

SAFEWAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions, unaudited)

	24 Weeks Ended
	June 16, 2012	June 18, 2011
OPERATING ACTIVITIES:
Net income before allocation to noncontrolling interest	$195.8	$171.2
Loss from discontinued operations, net of tax	7.5	—
Income from continuing operations, net of tax	203.3	171.2
Reconciliation to net cash flow (used) provided by operating activities:
Depreciation expense	528.7	529.0
Property impairment charges	28.5	22.0
Share-based employee compensation	24.3	22.1
LIFO expense	0.6	13.0
Equity in earnings of unconsolidated affiliate	(5.4)	(4.4)
Net pension and post-retirement benefits expense	66.8	51.4
Contributions to pension and post-retirement benefit plans	(67.6)	(160.5)
(Gain) loss on property dispositions and lease exit costs, net	(18.4)	0.1
(Decrease) increase in accrued claims and other liabilities	(2.0)	33.7
Deferred income taxes	—	(54.6)
Other	11.9	14.8
Changes in working capital items:
Receivables	6.0	9.5
Inventories at FIFO cost	(364.0)	(155.2)
Prepaid expenses and other current assets	(5.1)	(77.5)
Income taxes	(89.4)	44.9
Payables and accruals	122.6	61.9
Payables related to third-party gift cards, net of receivables	(531.6)	(333.8)
Net cash flow (used) provided by operating activities	(90.8)	187.6

INVESTING ACTIVITIES:
Cash paid for property additions	(527.6)	(394.1)
Proceeds from sale of property	72.6	6.3
Net cash proceeds from discontinued operations	6.9	—
Other	(16.8)	(17.5)
Net cash used by investing activities	(464.9)	(405.3)

FINANCING ACTIVITIES:
Additions to (payments on) short-term borrowings, net	0.8	(0.3)
Additions to long-term borrowings	1,928.9	955.7
Payments on long-term borrowings	(492.2)	(827.0)
Purchase of treasury stock	(1,274.5)	(534.5)
Dividends paid	(80.1)	(88.0)
Net proceeds from exercise of stock options	3.8	72.3
Other	(6.7)	(7.7)
Net cash flow provided (used) by financing activities	80.0	(429.5)
Effect of changes in exchange rates on cash	(1.2)	19.3
Decrease in cash and equivalents	(476.9)	(627.9)

CASH AND EQUIVALENTS
Beginning of year	729.4	778.8
End of quarter	$252.5	$150.9

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

	12 Weeks Ended			24 Weeks Ended
TABLE 1: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA	June 16, 2012		June 18, 2011	June 16, 2012	June 18, 2011

Cash paid for capital expenditures	$219.2		$209.0	$527.6	$394.1
Stores opened	1		6	5	9
Stores closed	10		11	17	16
Lifestyle remodels completed	1		7	1	12
Stores at end of period	1,666		1,687
Square footage (in millions)	78.6		79.2
Fuel sales	$1,282.9		$1,167.4	$2,379.4	$2,103.8
Number of fuel stations at end of period	404		396
(Decrease) increase in sales from change in Canadian exchange rate	$(56.0)		$84.5	$(79.9)	$163.1

TABLE 2: RECONCILIATION OF NET INCOME ATTRIBUTABLE TO SAFEWAY INC. TO ADJUSTED EBITDA

	Rolling Four Quarters			24 Weeks Ended	24 Weeks Ended
	June 16, 2012		Fiscal Year 2011	June 16, 2012	June 18, 2011
Net income attributable to Safeway Inc.	$541.3		$516.7	$195.6	$171.0
Add (subtract):
Property impairment charges and tax benefit from discontinued operations	2.5		—	2.5	—
Income taxes	257.0		363.9	98.0	204.9
Interest expense	290.0		272.2	145.0	127.2
Depreciation expense	1,148.5		1,148.8	528.7	529.0
LIFO expense	22.7		35.1	0.6	13.0
Share-based employee compensation	52.2		50.0	24.3	22.1
Property impairment charges	51.2		44.7	28.5	22.0
Equity in earnings of unconsolidated affiliate	(14.0)		(13.0)	(5.4)	(4.4)
Dividend from unconsolidated affiliate	—		6.1	—	6.1
Adjusted EBITDA	$2,351.4		$2,424.5	$1,017.8	$1,090.9

Total debt at June 16, 2012	$6,901.7
Less cash and equivalents in excess of $75.0 at June 16, 2012	177.5
Adjusted Debt, as defined by bank credit agreement	$6,724.2

Adjusted EBITDA as a multiple of interest expense	8.11	x
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement	2.00	x

Adjusted Debt to Adjusted EBITDA	2.86	x
Maximum Adjusted Debt to Adjusted EBITDA under bank credit agreement	3.50	x

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions)
(Unaudited)

TABLE 3: RECONCILIATION OF NET CASH FLOW FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA

	Rolling Four Quarters		24 Weeks Ended	24 Weeks Ended
	June 16, 2012	Fiscal Year 2011	June 16, 2012	June 18, 2011

Net cash flow provided (used) by operating activities	$1,745.2	$2,023.6	$(90.8)	$187.6
Add (subtract):
Income taxes	257.0	363.9	98.0	204.9
Interest expense	290.0	272.2	145.0	127.2
Deferred income taxes	9.1	63.7	—	54.6
Net pension and post-retirement benefits expense	(129.7)	(114.3)	(66.8)	(51.4)
Contributions to pension and post-retirement benefit plans	83.3	176.2	67.6	160.5
Decrease (increase) in accrued claims and other liabilities	12.5	(23.2)	2.0	(33.7)
Gain (loss) on property dispositions and lease exit costs, net	84.1	65.6	18.4	(0.1)
Changes in working capital items	25.7	(385.8)	861.5	450.0
Lease exit costs and gain on property dispositions from discontinued operations	(5.0)	—	(5.0)	—
Other	(20.8)	(17.4)	(12.1)	(8.7)
Adjusted EBITDA	$2,351.4	$2,424.5	$1,017.8	$1,090.9

TABLE 4: RECONCILIATION OF GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	12 Weeks Ended		24 Weeks Ended
	June 16, 2012	June 18, 2011**	June 16, 2012	June 18, 2011**
Net cash flow provided (used) by operating activities, as reported	$451.0	$247.6	$(90.8)	$187.6
(Increase) decrease in payables related to third-party gift cards, net of receivables	(59.0)	(26.2)	531.6	333.8
Net cash flow provided by operating activities, as adjusted	392.0	221.4	440.8	521.4
Net cash flow used by investing activities, as reported	(191.9)	(216.9)	(464.9)	(405.3)
Free cash flow	$200.1	$4.5	$(24.1)	$116.1

** In the second quarter of 2011, free cash flow was reduced by $153.9 million of contributions to pension and post-retirement plans and $97 million of taxes paid on Canadian dividends.

	Forecasted Range
	Fiscal 2012
Net cash flow from operating activities, as adjusted	$1,600.0	$1,700.0
Net cash flow used by investing activities, as reported	(750.0)	(750.0)
Free cash flow	$850.0	$950.0

SAFEWAY INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Dollars in millions, except per-share amounts)
(Unaudited)

TABLE 5: IDENTICAL-STORE SALES*
	Second
	Quarter
	2012

As reported	1.8%
Excluding fuel sales	0.8%

* Excludes replacement stores and discontinued operations

TABLE 6: RECONCILIATION OF 2011 GAAP INCOME FROM CONTINUING OPERATIONS TO INCOME FROM CONTINUING OPERATIONS EXCLUDING TAX ON REPATRIATED EARNINGS FROM CANADA

		24 Weeks Ended
		June 18, 2011
Income from continuing operations, as reported		$171.2
Tax on repatriated earnings from Canada		80.2
Income from continuing operations, as adjusted		$251.4

Diluted earnings per common share from continuing operations		$0.48
Diluted earnings per common share due to tax charge on repatriated earnings from Canada		0.22
Diluted earnings per share from continuing operations, as adjusted		$0.70